Exhibit 99.1

Contact:	David M. Trone
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

John D. Liu Appointed to Greenhill Board of Directors

New York, June 8, 2017 — Greenhill & Co., Inc. (NYSE: GHL), a leading independent investment bank, announced today that John D. Liu has been appointed to the Firm’s Board of Directors, effective immediately. He will also serve on the Board’s Audit, Compensation and Nominating & Governance Committees.

Mr. Liu has been the chief executive officer of Essex Equity Management, a financial services company, and managing partner of Richmond Hill Investments, an investment management firm, since March of 2008. Prior to that time, he was employed for 12 years by Greenhill in positions of increasing responsibility including both chief financial officer and the co-head of U.S. Mergers and Acquisitions. Earlier in his career, Mr. Liu worked at Wolfensohn & Co. and was an analyst at Donaldson, Lufkin & Jenrette. Liu also serves on the board of the Whirlpool Corporation.

Liu holds a master’s degree in business administration from the Wharton School of the University of Pennsylvania and a bachelor’s degree from Harvard University. He also served as a Rotary Foundation Scholar, based at the University of Hong Kong

Scott L. Bok, Chief Executive Officer of Greenhill, said, “We are pleased to welcome John back to our Firm as an independent director. He is ideally suited to play this role given his experience as an investment banker, as a long serving senior employee of our Firm in the first decade of its existence, as an investor in public and private markets, and as a board member of another leading major public company. His counsel will be very useful as we look to continue to develop our Firm and create shareholder value in the years to come.”

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

#  #  #